Prospectus Supplement No. 1 dated January 24, 1997,
                         to the Prospectus (the "Prospectus") of United Waste Systems, Inc.(the "Company"), dated November 22, 1996 (included in Registration Statement on
                          Form S-3, No. 333-11109)
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     The Prospectus under the caption "Selling Security Holders"
contains a table (the "Table") that identifies the Selling Security
Holders and the securities covered by the Prospectus. The Table is amended and supplemented as provided below. The Prospectus covers all securities shown in the Table as so amended and supplemented.
Capitalized terms used herein and not defined herein have the meanings set forth in the Prospectus.

A.  Amendment of Existing Information
    ---------------------------------

     The principal amount of Notes beneficially owned by two of the Selling Security Holders named in the Prospectus has changed. Revised information with respect to such Selling Security Holders is set forth below and replaces the information that is currently in the Table with respect to such Selling Security Holders.

                                                   # of Shares
                                                     of Common
                                  Principal           Stock
                                  Amount of          Issuable Upon
                                   Notes              Conversion
Selling Security Holder            Owned               Of Notes
--------------------------      -----------          ------------
Bond Fund Series-
  Oppenheimer Bond Fund
  For Growth                    $  5,500,000             169,230

Highbridge Capital Corporation     4,000,000             123,076


B.  Identification of Additional Selling Security Holders
    -----------------------------------------------------

     The Table is supplemented by adding to it the following additional Selling Security Holders:

                                             # of Shares
                                             of Common
                              Principal      Stock
                              Amount of      Issuable Upon
                              Notes               Conversion
Selling Security Holder         Owned             Of Notes
--------------------------      -----------            ------------
Bank of America Convertible
  Securities Fund             $         50,000              1,538

Bankers Trust International
  PLC                                5,000,000            153,846


Deutsche Morgan Grenfell
  Inc.                                 500,000           15,384(1)

Pacific Horizon Capital
 Income Fund                           175,000            5,384

The Catholic Mutual Relief
  Society of America                   200,000               6,153

The Catholic Mutual Relief
  Society of America
  Retirement
  Plan & Trust                         300,000            9,230

Zazove Convertible Fund, L.P.          900,000            27,692

--------------------

(1) As of January 10, 1997, Deutsche Morgan Grenfell Inc. was the owner of 12,641 outstanding shares of Common Stock. Such shares are not covered by the Prospectus.